                                                                    EXHIBIT 99.1


News Release                                   (CCA LOGO)




Contact:   Karin Demler, Investor Relations, 615-263-3005



   CORRECTIONS CORPORATION OF AMERICA ANNOUNCES PROPOSED SENIOR NOTES OFFERING


NASHVILLE, Tenn. - July 24, 2003 - Corrections Corporation of America (NYSE:
CXW) (the "Company") today announced that it intends to offer, subject to market and other conditions, $275.0 million in aggregate principal amount of senior notes due 2013. The senior notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The interest rate, offering price, ultimate aggregate principal amount and other terms of the notes are to be determined by negotiations between the Company and the initial purchasers of the notes. The notes will rank equally in right of payment with existing and future unsecured senior debt of the Company and will rank senior in right of payment with existing and future subordinated debt of the Company. The notes will be guaranteed on a senior unsecured basis by all of the Company's domestic subsidiaries. The Company plans to use the net proceeds of the offering to repay approximately $265.0 million of term indebtedness under the Company's senior secured credit facility.

The securities will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

The foregoing statements regarding the Company's intentions with respect to the contemplated offering and other transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. The Company's ability to complete the offering and other transactions described above successfully is subject to various risks, many of which are outside of its control, including prevailing conditions in the capital markets and other risks and uncertainties as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission.

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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000